Exhibit 99.1
Tecumseh Products Company Reports 2012 Results

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Net sales for the year decreased 1.1% to $854.7 million. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $63.1 million, net sales increased by 6.2% from 2011, primarily due to net increases in volume and mix, as well as net price increases.

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Net income for the year was $22.6 million, or $1.22 per share, and the operating income was $19.9 million. Included in our net income is a non-recurring, non-cash postretirement benefit curtailment gain of $45.0 million.

•	The Company plans to continue implementing initiatives to re-engineer its product lines, reduce costs and increase organizational efficiency and operational performance.

ANN ARBOR, Mich. – March 7, 2013 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported net income of $22.6 million, or $1.22 per share, on net sales of $854.7 million for the year ended December 31, 2012. This compares with a net loss of $73.2 million, or $3.96 per share, on net sales of $864.4 million for 2011.

"Last year was a year of focus and reinvestment. I'm proud of the work our team did in launching new products, quality improvements, cost reduction initiatives, and the performance at our facilities", said Jim Connor, President and CEO. "We believe that 2012 represents a turning point on our commitment to improve shareholder value.  In keeping with these improvements, in 2013 we also implemented a functional reporting structure for North America and Europe to streamline the organization and expedite the required decisions to move forward."
REVIEW OF OPERATIONS
Net sales in the year ended December 31, 2012 decreased by $9.7 million, or 1.1%, compared with the same period of 2011. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $63.1 million, net sales increased by 6.2% from 2011, primarily due to net increases in volume and mix, as well as net price increases.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 58.9% of our total sales and increased by 0.2% to $503.6 million in 2012, when compared to 2011. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $24.5 million, net sales increased by 5.1%, when compared to 2011. This increase is primarily due to higher volume and favorable changes in sales mix of $20.1 million and price increases of $5.6 million. The volume increase is mainly attributable to increases in regional demands for these types of products in India and Brazil, as well as a small improvement in market conditions in Europe and North America compared to 2011.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 21.8% of our total sales and increased by 1.9% to $186.0 million in 2012, when compared to 2011. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $21.8 million, net sales increased by 13.9%, when compared to 2011. This increase is primarily due to higher sales volume and favorable change in sales mix of $30.5 million, partially offset by price decreases of $5.2 million. The volume increases are primarily the result of new business with one major customer at our Indian operations and an increase in regional demand in Brazil.
Sales of compressors for air conditioning applications and all other applications represented 19.3% of our total sales and decreased by 8.0% to $165.1 million in 2012, when compared to 2011. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $16.8 million, net sales increased by 1.3% when compared to 2011. This increase is primarily due to price increases of $2.9 million, partially offset by lower volumes and unfavorable change in sales mix of $0.5 million. Volume decreases are primarily due to a temporary shutdown of a plant by one of our major Brazilian customers which lasted six months in 2012, continued competition from Asian supply sources in this market, as well as a decrease in volume in the North American market due to soft market conditions.
Gross profit increased by $26.8 million from $37.9 million, or 4.4% of net sales, in 2011 to $64.7 million, or 7.6% of net sales in 2012. The increase in gross profit in 2012 was primarily attributable to $11.6 million of favorable changes in other material and manufacturing costs, favorable changes in commodity costs of $9.1 million, favorable changes in currency exchange effects of $4.5 million and net price increases of $3.3 million, partially offset by unfavorable changes in volume and sales mix of $1.0 million and increased other expenses of $0.7 million.

Selling and administrative (“S&A”) expenses decreased by $0.4 million from $108.1 million in 2011 to $107.7 million in 2012. As a percentage of net sales, S&A expenses were 12.6% in 2012 compared to 12.5% in 2011. The decrease was due to a decline in payroll, benefits and other employee related expenses of $2.1 million as a result of our continued restructuring efforts and a decline in other selling and administrative expenses of $2.1 million, including a decrease in professional fees of $0.6 million, partially offset by an expense of $3.8 million related to our annual incentive plan.
Other income (expense), net, increased by $7.6 million from $14.7 million in 2011 to $22.3 million in 2012. The increase is mainly due to $2.9 million of income due to our sale of the right to proceeds from a future potential settlement of a lawsuit involving our Brazilian location received in the second quarter of 2012, $1.3 million due to a mutual release agreement that we signed in the second quarter of 2012, $2.4 million due to increases in various Indian government incentives, $3.6 million due to an increase in the net amortization of gains for our postretirement benefits due to curtailment of these benefits, a $0.9 million favorable change in foreign currency exchange rates and a net increase of $0.2 million of miscellaneous other income, partially offset by $3.7 million gain on sale of fixed assets that occurred in 2011.
We recorded income of $40.6 million in impairments, restructuring charges, and other items in 2012 compared to $8.5 million of expense in 2011. In 2012, this included a postretirement curtailment gain of $45.0 million and income of $0.1 million related to a refund of notice and administrative costs related to the antitrust investigation settlement agreement which we entered into in October 2012, partially offset by severance expense of $3.8 million associated with a reduction in force at our Brazilian ($2.6 million), North American ($0.3 million), French ($0.6 million), and Corporate ($0.3 million) locations, $0.6 million for additional estimated environmental costs associated with the remediation activities at our former Tecumseh, Michigan facility, and $0.1 million of costs related to relocation of our corporate office.

Net income from continuing operations for the year ended December 31, 2012 was $23.1 million, or $1.25 per share, as compared to a loss of $71.3 million, or $3.86 per share for the year ended December 31, 2011. This change was primarily related to the postretirement benefit curtailment, improved gross profit, higher tax benefit (primarily related to a refund received from the IRS related to a previously unrecognized tax benefit) and other income.
CASH AND LIQUIDITY
The Company ended 2012 with cash and cash equivalents of $55.3 million, up from $49.6 million at the end of 2011. For the full year, cash provided by operations was $8.8 million, as compared to cash used in operations of $5.3 million in 2011. Net income included a non-recurring $4.4 million refund from the IRS related to a previously unrecognized tax benefit and $1.3 million in interest income related to the refund, income of $2.9 million due to the sale of proceeds from a future potential settlement of a lawsuit involving our Brazilian location and a $1.7 million payment received from a mutual release agreement that we signed in the second quarter of 2012.
With respect to working capital, reduced inventory levels provided $9.4 million of cash. Inventory days on hand decreased by 19 days to 71 days at December 31, 2012, primarily due to increased sales for the three months ended December 31, 2012 as compared to the three months ended December 31, 2011 and continued cost containment measures.
Increased accounts receivable resulted in a use of cash of $15.4 million during the year primarily as a result of our increased sales in the fourth quarter of 2012 compared to the fourth quarter of 2011. Our days sales outstanding increased by one day as compared to December 31, 2011 to 55 days at December 31, 2012. This increase was primarily related to a decrease in factoring of our receivables as a percentage of the outstanding receivables balance in Brazil, partially offset by increased factoring due to our new European facility.
Payables and accrued expenses provided $12.4 million of cash mainly as a result of an increase in inventory purchases and timing of those purchases, as well as an increase in accrued expenses due to our annual incentive plan. Payable days outstanding remained at 63 days at both December 31, 2012 and December 31, 2011.
Recoverable non-income taxes provided cash of $1.1 million, which included $9.2 million cash received from the Brazilian government and $15.8 million cash received from the Indian government, partially offset by accruals of additional recoverable non-income taxes.
Employee retirement benefits were a use of cash of $1.7 million due to benefit payments and contributions related to our non-U.S. pension and U.S. postretirement benefit plans.
Cash used in investing activities was $5.7 million in 2012 as compared to $9.1 million in 2011. The 2012 use of cash in investing activities includes $13.8 million of capital expenditures. This use of cash was partially offset by the release of restricted cash of $7.1 million and proceeds from the sale of assets of $1.0 million, primarily related to the sale of our Grafton facility. The release of restricted cash primarily relates to $2.4 million of restricted cash that became available to fund our

401(k) matching contributions and a $4.9 million decrease in cash pledged on our derivatives related to our hedging activities, partially offset by a $0.2 million increase in cash collateral on our letters of credit.
Cash provided by financing activities was $3.1 million in 2012 compared to $0.6 million provided by financing activities in 2011. The increase in borrowings in 2012 is mainly due to financing our regional operating needs, partially offset by our cash management strategy to increase our usage of accounts receivable factoring programs from December 31, 2011 levels.
BUSINESS OUTLOOK
Sales declined in 2012 due to the unfavorable foreign currency exchange rate impact, partially offset by net favorable changes in volume and product mix and net price increases. We expect to see continued demand volatility in the first half of 2013 as a result of uncertainties and current events around the world. For 2013, we currently expect net sales to increase in the range of 3 percent to 8 percent from 2012 levels. The potential improvement is based on our internal projections about the market and related economic conditions, expected price increases to our customers, estimated foreign currency exchange rate effects, as well as our continued efforts in sales and marketing. We cannot currently project whether market conditions will improve on a sustained or significant basis. If the economic improvement in our key markets does not occur as expected, this could have an adverse impact on our current outlook.
The prices of some of our key commodities, specifically copper and steel, have remained volatile. The weighted average market prices of copper decreased 11.6% while costs of steel decreased 9.4% in 2012 compared to 2011. We expect the full year change in average cost of our purchased materials in 2013, including the impact of our hedging activities, to have a slightly favorable impact in 2013 when compared to 2012, depending on commodity cost levels and the level of our hedging over the course of the year. We expect to continue our approach of mitigating the effect of short term price swings through the appropriate use of hedging instruments, price increases, and modified pricing structures.
The outlook for 2013 is subject to many of the same variables that negatively impacted us in recent years, which have had significant impacts on our results of operations. The condition of, and uncertainties regarding, the global economy, commodity costs, key currency rates and weather are all important to future performance, as is our ability to match our hedging activity with actual levels of transactions. The extent to which adverse trends in recent years continue, will ultimately determine our 2013 results. We can give no guarantees regarding what impact future exchange rates, commodity prices and other economic changes will have on our 2013 results.
The Brazilian Real, the Euro and the Indian Rupee continue to be volatile against the U.S. Dollar. We have considerable forward purchase contracts to cover a portion of our exposure to additional fluctuations in value during 2013. In the aggregate, we expect the changes in foreign currency exchange rates, after giving consideration to our hedging contracts and including the impact of realized gains/losses, to have minimal impact on our net income in 2013 when compared to 2012.
After giving recognition to the factors discussed above, we expect that the full year 2013 operating profit could improve compared to 2012, exclusive of the $45.0 million curtailment gain on our postretirement benefits recognized in 2012, if we are successful at offsetting volatility in commodity costs and foreign exchange rates and implementing initiatives for re-engineering our product lines to reduce our costs, price increases, restructuring activities and other cost reductions. We also expect that our operating cash flow could be sufficient to maintain current cash balances and fund ongoing business requirements if we are successful at achieving the improved operating profit discussed above and the tax authorities do not significantly change their pattern of payments or past practices for the expected outstanding refundable Brazilian and Indian non-income taxes. Furthermore, we expect capital spending in 2013 to be approximately $20.0 million to $25.0 million.
Based on our assessment of ongoing economic activity, we realize that we may not generate cash flow from operating activities unless further restructuring activities are implemented or sales or economic conditions improve. Additional restructuring actions may be necessary in 2013 and might include changing our current footprint, consolidation of facilities, other reductions in manufacturing capacity, reductions in our workforce, sales of assets, and other restructuring activities. These actions could result in significant restructuring or asset impairment charges, severance costs, losses on asset sales and use of cash. Accordingly, these restructuring activities could have a significant effect on our consolidated financial position, operating profit, cash flows and future operating results. Cash required by these restructuring activities might be provided by our cash balances and the cash proceeds from the sale of assets. If such restructuring activities are undertaken, there is a risk that the costs of the restructuring and cash required will exceed the benefits received from such activities. We have engaged a financial adviser and are exploring our strategic alternatives.
As we look to the first quarter of 2013, we expect our sales, resulting operating profit and operating cash flow to be slightly lower than the first quarter of 2012, reflecting the continuing uncertainty in the global economy.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net income (loss).
RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING
OPERATIONS FROM NET INCOME (LOSS)
(In Millions)

	Full Year Ended December 31,
	2012		2011
Net income (loss)	$22.6	22.6	$(73.2)
(Income) loss from discontinued operations, net of tax	0.5		1.9
Tax benefit	(10.2)		(0.9)
Interest expense	10.2		10.5
Interest income	(3.2)		(2.3)
Operating income (loss)	19.9		(64.0)
Depreciation and amortization	36.4		40.5
EBITDA FROM CONTINUING OPERATIONS	$56.3		$(23.5)
Impairments, restructuring charges, and other items	(40.6)		8.5
EBITDAR FROM CONTINUING OPERATIONS	$15.7		$(15.0)

Conference Call
Tecumseh will broadcast its financial results conference call live over the Internet on Friday, March 8, 2013, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology, or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global or regional economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; ii) loss of, or substantial decline in sales to, any of our key customers; iii) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; iv) our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; v) actions of competitors in highly competitive markets with intense competition; vi) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; vii) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; viii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; ix) default on covenants of financing arrangements and the availability and terms of future financing arrangements; x) reduction or elimination of credit insurance; xi) significant supply interruptions or cost increases; xii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xiii) local governmental, environmental, trade and energy regulations; xiv) increased or unexpected warranty claims; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xvii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; xviii) weather conditions affecting demand for replacement products; xix) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com